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                                                                    EXHIBIT 23.1

                          Independent Auditors' Consent

The Board of Directors
Mirant Corporation:

We consent to the incorporation by reference in registration statement Nos. 333-48902, 333-56574, and 333-84670 on Form S-8 of Mirant Corporation of our report dated April 29, 2003, with respect to the consolidated balance sheets of Mirant Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Mirant Corporation.

Our report dated April 29, 2003 contains explanatory paragraphs that state that the Company:

- Incurred a loss from continuing operations of $2.4 billion for the year ended December 31, 2002 and projects that it will not have sufficient liquidity to repay debt maturities as they come due in 2003 without refinancing. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

-        Has not presented the selected quarterly financial data specified by
         Item 302(a) of Regulation S-K, that the Securities and Exchange Commission requires as supplementary information to the basic financial statements.

- Changed its method of accounting for goodwill and other intangible assets, the impairment of long-lived assets and discontinued operations, and its method of reporting gains and losses associated with energy trading contracts from the gross to the net method and retroactively reclassified the consolidated statements of operations for 2001 and 2000. Additionally, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.

- Has restated the consolidated balance sheet as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2001 and 2000, which consolidated financial statements were previously audited by other independent auditors who have ceased operations.



                                                   /s/ KPMG LLP

Atlanta, Georgia
April 29, 2003